Exhibit 99.1

Letter to
Shareholders

Q4 2023 | January 30, 2024

Fourth Quarter 2023 Financial Highlights

•	Total Revenue grew 10% over the prior year quarter to $866 million.	•	Operating income[1] was $260 million, up 144% versus the prior year quarter, representing an operating margin of 30%.

•
Tinder Direct Revenue was up 11%, while collectively our other brands’ Direct Revenue was up 9% over the prior year quarter. Within our other brands, Hinge Direct Revenue was up 50% versus the prior year quarter.

		•	Adjusted Operating Income[1] was $362 million, up 27% versus the prior year quarter, representing an Adjusted Operating Income Margin of 42%.

		•	Full year 2023 Operating Cash Flow and Free Cash Flow were $897 million and $829 million, respectively.
•	Payers declined 5% to 15.2 million over the prior year quarter.

•	RPP increased 17% over the prior year quarter to $18.67.

Breakdown of Total Revenue ($M)

$786
$154
$210
$407
$15
+1%
+15%
+12%
+3%
$866
$156
$241
$454
$15
Q4'22
Q4'23
APAC & Other Direct Revenue
Europe Direct Revenue
Americas Direct Revenue
Indirect Revenue

Breakdown of Direct Revenue ($M)

$771
$175
$74
$77
$444
(4%)
(1%)
+50%
+11%
$851
$168
$74
$116
$493
Q4'22
Q4'23
Tinder
Hinge
Match Group Asia
Evergreen & Emerging

Operating Income and Adjusted Operating Income ($M)[1]

$107
$260
$286
$362
Operating Income
Adj. Operating Income
Q4'22
Q4'23
Margins
14%
30%
36%
42%

Payers (000s)

8,059
7,117
4,451
4,459
3,555
3,610
16,065
15,186
Americas
Europe
APAC & Other
Total
Q4'22
Q4'23

RPP

$16.81
$21.24
$15.75
$18.03
$14.46
$14.41
$16.00
$18.67
Americas
Europe
APAC & Other
Total
Q4'22
Q4'23

1
See reconciliations of GAAP to non-GAAP measures starting on page 25.
1 Operating Income in Q4 ‘22 includes impairments of intangible assets of $102 million. Operating Income and Adjusted Operating Income in Q4 ‘23 includes $40 million returned to us as a result of the settlement of the Google litigation.

2

Dear Shareholders,
In 2023, we made changes to our leadership team and focused on product innovation to better drive sustainable long-term user and revenue growth. At the same time, we implemented initiatives to deliver revenue acceleration throughout the year and continued to drive high levels of profitability and cash flow.
Tinder made progress on several revenue initiatives, achieving double-digit year-over-year revenue growth in the second half of the year, providing us confidence in its execution capabilities. It began building a powerful brand narrative and initiated a product refresh designed to improve user growth, engagement, and retention, especially among women and younger users.
Identifying the right leader for Tinder was a top priority, and we focused on finding someone with a deep understanding of the business and broader category dynamics to lead the brand forward. Earlier this month, we announced the appointment of Faye Iosotaluno, Match Group’s former Chief Strategy Officer, who has spent the last 18 months as COO of Tinder, as CEO. She brings a strategic lens to the opportunities and challenges facing Tinder. The team will focus on evolving the product to better satisfy women and the next generation of daters, and building a brand that users and employees feel passionately about. Faye will share more details about her plans and perspectives on how to measure Tinder’s progress with investors in the coming months.
Hinge delivered impressive user growth across English-speaking and European expansion markets and set a path to being a $1 billion revenue business over the next few years. MG Asia developed a marquee AI capability at Azar that has driven improved matching and monetization, positioning the app for geographic expansion. Pairs launched new product initiatives and TV marketing to turn the tide on user growth in Japan. Within Evergreen & Emerging, we continue to see momentum with Archer and other Emerging brands, and the team is progressing well with our platform and team consolidation strategy.
We’ve ramped up our innovation velocity across the company. Throughout 2024, we will harness AI to enable our businesses to evolve their existing products and build disruptive new products and user experiences that meet the changing needs and expectations of their target audiences and drive user growth.
We view capital allocation as an important part of value creation and take a thoughtful approach to balancing investing in our business and returning capital to shareholders. Our Board has authorized a new $1.0 billion share repurchase program and is committed to returning at least half of the company’s free cash flow in 2024, and possibly meaningfully more, as was the case in 2023.
As a company, we completed a great deal of foundational work in 2023 and now, with the right team and strategy set in place, we’re confident in our ability to accelerate momentum in coming quarters.

Bernard Kim (“BK”)	Gary Swidler
Chief Executive Officer	President & Chief Financial Officer

3

Q4 and Full Year 2023 Business Updates
In Q4, Match Group delivered solid operating and financial results with Total Revenue of $866 million, up 10% year-over-year (“Y/Y”). Profitability was at record levels for the second consecutive quarter, resulting in Operating Income (“OI”) margin of 30%. Adjusted Operating Income (“AOI”) reached highs for the third consecutive quarter, resulting in a margin of 42%.
In 2023, Total Revenue grew 6% Y/Y to $3.4 billion. OI increased 78% Y/Y to $917 million, representing a 27% margin (2022 was impacted by significant impairments of intangible assets). Full year 2023 AOI grew 11% Y/Y to $1.3 billion, representing a 37% margin.
Tinder® Direct Revenue grew 11% Y/Y to $493 million in Q4, driven by ongoing momentum from weekly subscription packages and pricing optimizations, recording the second consecutive quarter of double-digit Y/Y revenue growth. RPP rose 21% Y/Y to $16.49, partially offset by an 8% Y/Y decline in Payers to 10.0 million. We estimate that the impact of the 2023 pricing optimizations on Payers is largely complete, and we remain confident that the price changes have created a more sustainable and healthier Payer base going forward, in addition to dramatically increasing RPP. Sequentially, Tinder’s Q4 results showed some typical seasonality compared to Q3. In Q4, both U.S. and global daily new users (registrations and reactivations) declined mid-single-digits on a Y/Y basis, affecting Payer trends as well. For full year 2023, Tinder delivered $1.9 billion of Direct Revenue, an increase of 7% Y/Y.

4

Tinder introduced a new suite of profile and discovery features in Q4 to better reflect the way the newest generation of daters connect, marking the first step in Tinder’s broader product evolution. In addition to a fresh new look and feel, Tinder also introduced profile prompts and quizzes to help users stand out more authentically. On the marketing front, Tinder continued making progress with its award-winning global brand campaign.
Hinge®’s Direct Revenue growth accelerated to 50% Y/Y, totaling $116 million, as strong user growth in its core English-speaking and European expansion markets continued in Q4. Payers grew 33% Y/Y to 1.4 million and RPP rose 13% Y/Y to $28.42, driven by increased users and initiatives such as weekly subscriptions that we launched in several markets in Q3 and Q4.
For full year 2023, Hinge’s Direct Revenue increased 40% Y/Y to $396 million, roughly in-line with our expectations. For the full year, Hinge’s downloads2 topped 15 million, a nearly 40% increase Y/Y. Though we did see some more seasonality in downloads at Hinge in Q4 than we’ve seen previously, January is off to a great start, with total daily average downloads achieving all-time highs month-to-date.

Hinge Daily Average Downloads[2] (000s)

Seasonality late in 2023;
all-time highs in January
60
50
40
30
20
Downloads (000s)
Jan-22
Mar-22
May-22
Jul-22
Sep-22
Nov-22
Jan-23
Mar-23
May-23
Jul-23
Sep-23
Nov-23
Jan-24

2 Source: Sensor Tower as of January 20, 2024. Combined downloads across Apple App Store and Google Play Store.

5

Our Match Group Asia (“MG Asia”) businesses continued to show signs of progress, with Q4 Direct Revenue down 1% Y/Y, but up 6% on a foreign exchange (“FX”) neutral basis (“FXN”), to $74 million, representing the strongest growth since Q2’22. As a result of ongoing TV advertising and product initiatives at Pairs™, new user registrations started to show early signs of improvement. Azar® continued to deliver double-digit Y/Y revenue growth and Hakuna®’s brand pivot continued to gain traction, showing Y/Y growth in organic new registrations. For full year 2023, MG Asia delivered Direct Revenue of $303 million, down 6% Y/Y, but up 2% FXN.
Evergreen & Emerging (“E&E”) Direct Revenue declined 4% Y/Y to $168 million in Q4, delivering relatively consistent sequential results. The Evergreen brands’ Direct Revenue was down 10% Y/Y in Q4 due to reduced marketing spend and a continued focus on operational efficiencies. Emerging brands collectively showed strong growth, with Direct Revenue increasing 30% Y/Y in Q4, and newer bets such as Archer™ continued to scale users nationwide. For the full year 2023, E&E delivered Direct Revenue of $691 million, down 5% Y/Y, with Evergreen brands declining 12% Y/Y and Emerging brands increasing 48% Y/Y.
Operating Income was $260 million in Q4, up 144% Y/Y, representing a margin of 30% (2022 OI included significant impairments of intangible assets). Total Operating Costs and Expenses were down 11% Y/Y, down 16 points as a percentage of Total Revenue. Cost of revenue was down 12% Y/Y and down six points as a percentage of Total Revenue at 24%, primarily due to the return of $40 million as a result of the settlement of the Google litigation, which also contributed to IAP fees decreasing four points Y/Y as a percentage of Total Revenue. Selling and marketing expenses were up $32 million, or 25% Y/Y, and up two points as a percentage of Total Revenue at 18%. General and administrative expenses were down 2% Y/Y, decreasing two points as a percentage of Total Revenue to 12%. Product and development expenses were up 21% Y/Y, and one point as a percentage of Total Revenue to 11%.
Adjusted Operating Income of $362 million was up 27% Y/Y in Q4, representing a 42% margin. This includes $40 million returned to us as a result of the settlement of the Google litigation.

6

Seizing The Next Phase of Dating
Since our inception, Match Group has understood one simple truth: dating is hard. Over the last several decades we’ve built a company dedicated to using technological innovation to make dating easier and more fun. Match.com was launched to create a place for singles to connect with people outside their social circle. A decade later, OkCupid and Plenty of Fish innovated by bringing online dating to a broader group of singles, removing friction from the experience. Tinder then captured a whole new generation of singles, seemingly overnight, with its mobile-first experience and its iconic Swipe™ mechanic. Tinder became a viral sensation because it led to connections in a fun and easy way that younger users in particular really enjoyed. Hinge evolved the experience by celebrating intentioned daters with a differentiated product.
Today, Match Group brands are responsible for sparking half of all relationships that begin online3; but with each new generation of users, expectations of dating apps change. With this in mind, Match Group is seeking to harness innovation, and especially further leverage advances in technologies like artificial intelligence (“AI”). We believe our scale and understanding of our audience will allow us to transform the dating experience to better satisfy existing users and attract those who have not yet tried dating apps.
Improving The Existing Dating Journey
By using AI to leverage the data we have, we can improve many aspects of the dating app experience by building a deeper understanding of users’ needs and desires throughout the journey (pre-match, matching, and post-match).
Improving the pre-match experience: The dating app journey begins with profile creation, which can be awkward for many users. Tinder and Hinge are currently working on several ways for AI to assist in making this important first step as frictionless as possible by helping daters curate their photos and bios to better showcase who they are. Tinder is testing an AI-powered photo selector, which will help new users choose higher quality profile photos within seconds. We will implement generative AI to inspire more effective and authentic bios and prompts to substantially improve profile quality and drive improved user outcomes.
3 For the last twelve months in the U.S., per Match Group internal surveys.

7

Upgrading our matching ability: We believe that by combining AI’s capabilities with our unparalleled data and understanding of human connections, we can provide more personalized matchmaking and enhanced discovery mechanisms throughout the dating journey. We expect our apps to provide AI-driven expert advice, highlight users’ shared interests, and offer practical tools to enhance the matching experience. As AI learns user behaviors, our existing matching algorithms will become more refined which, in turn, should enable even more positive user outcomes.
Enhancing post-match guidance: We recognize that the post-match moment is both exciting and intimidating. We’re exploring several AI-driven features to address this, including conversation starters with contextual elements that highlight compatibility, nudges for when a match has gone unattended in order to help foster more positive and consistent user behaviors, and suggesting shared interest-based date ideas when a conversation is ready to move from in-app to in-real-life.
We believe this next wave of innovation represents a powerful opportunity for Match Group that will enable us to materially increase user satisfaction and growth. We expect to roll out many of these AI-driven features in our apps over the course of 2024.

8

2024 Product & Marketing Roadmap
Tinder
As the Tinder team takes the product forward, it plans to build on Tinder’s roots by embracing and shaping a product experience that celebrates all relationship possibilities in a fun, unintimidating, and delightful way. Simultaneously, we’ll address users’ changing preferences and concerns over authenticity, effectiveness, and safety that have become more acute over the last several years. Tinder’s 2024 strategy builds on progress achieved in 2023 and consists of four key areas:
Redefining dating for the next generation. In 2024, the team will focus on shaping an in-app experience that resonates better with today’s younger users. Tinder is still the first dating app used by most 18- and 19-year-olds and must remain relevant for these new category entrants. The team has spent significant time understanding the needs of Gen Z, and it has become clear that they desire a lower pressure, more authentic way to find connections. As part of these efforts, Tinder will focus on delivering a more inclusive experience for all genders and sexual identities, as well as begin testing new discovery gestures and an update to 'Explore' to offer users more ways to find potential matches besides the main card stack.
Additionally, Tinder plans to incorporate advances in AI to improve the overall dating journey, beginning with the onboarding process in 2024 and evolving over time to improve matching based on compatibility and provide conversation guidance.

tinder® 2024 ROADMAP HIGHLIGHTS

	1H '24	2H '24
PRODUCT EVOLUTION	AI-enabled photo selector	New discovery gestures
	New trust & safety features	Update of 'Explore'
	More inclusive experience for all genders & sexual identities	AI-assisted onboarding
	Improved curation of recommendations	Further updates to UX / UI
OPTIMIZATIONS	Rest of world weekly subscriptions & localized pricing	New ALC offering
	Package mix optimization	Localized targeting & offers in international markets
	Bundled offerings and ALC optimizations	Improved & dynamic communication of paid value proposition

9

Winning with women. Women represent an extremely critical audience and Tinder is committed to ensuring that they have a delightful and successful experience where they feel safe and respected. Initiatives will reinforce realness across the journey to ensure profiles and interactions meet women’s expectations. Early examples of this include improving primary photos, which will be coupled with Tinder’s AI photo selector feature. Additional features will aim to increase matches’ relevance, with more focus around compatibility and advanced curation of recommendations. Tinder will closely track the number of women sending messages as a barometer of success in attracting and retaining women users.
Monetization optimization and localization. Tinder expects to further drive revenue in 2024 with the introduction of weekly subscription packages in markets that were not included in 2023’s initial releases. Additionally, Tinder will pursue new optimizations and merchandising improvements, including for à la carte (“ALC”) features. Having made significant foundational investments in 2023, Tinder will be able to optimize its business for subscription tiers, durations, and price levels by market. Tinder also plans to help users better understand the value of its paid features, introduce a new ALC feature, and increase revenue in select international markets by enhancing localization of the product.
Building a widely loved brand. Following its successful 2023 campaign launch, Tinder will continue to deploy It Starts with a Swipe™ to ensure a consistent brand narrative in core markets globally. At the same time, the team will focus on cohesive product marketing and in-app touch points that highlight the ongoing improved user experience for women and Gen Z. Tinder will continue to monitor for positive changes in brand perception and user growth to ensure progress throughout the year.
It is our expectation that 2024 will be a year of significant product transformation and continuing to build the brand narrative at Tinder, which we expect together to lead to improving daily new user trends in 2024 and growth in subsequent years. We remain confident that sequential Payer trends will turn positive in Q3 as a result of execution of our product and marketing roadmap and as we anniversary the impact of the 2023 pricing changes in the U.S.

10

Hinge
In 2023, Hinge’s product experience continued to resonate, successfully solidifying itself as a top three most downloaded app in both core English-speaking and its European expansion countries. In 2024, Hinge will remain focused on attracting and serving intentioned daters, as the app that’s Designed to be Deleted®. Hinge’s international expansion will continue to target Europe, given its strong traction and the ample opportunity still available in those markets.
4
Hinge will continue to innovate its product experience in 2024 to ensure it continues to resonate with intentioned daters. Hinge’s north star metric, ‘Great Dates’, has created a treasure trove of leverageable data on what leads to successful dating outcomes. Armed with this powerful knowledge, Hinge is planning to address matching efficacy – both for those who receive too few matches, and those who receive too many. Hinge will leverage AI to deliver an even more curated and personalized product experience that gets users out on the right dates faster.

4 Source: Sensor Tower data as of January 20, 2024. Rank is among all dating apps, as defined by Match Group.

11

MG Asia
With the start of TV advertising in the Fall, Pairs has begun to see signs of renewed user growth. In 2024, Pairs will push forward with a three-fold strategy to drive user growth and expand its market share: 1) double-down on publicly trusted TV channels to showcase its unique product features, 2) partner with local governments to help combat declining marriage rates, and 3) expand the product beyond its current marital focus to better serve serious relationship focused users who are underserved by the current feature set.
Azar, the leader in 1:1 video chat, will continue to build off 2023’s strong momentum by expanding into additional geographies, with plans to enter the U.S. and accelerate its presence in Europe in 2024. Hakuna, which underwent a product pivot in mid-2023 to focus on live streaming with flirty content, will continue with these efforts in 2024 with Korea and Japan as initial test countries. We believe that products like 1:1 video chat and live-streaming can help expand our total addressable market by bringing in users who aren’t single and / or not primarily interested in dating.
E&E
In 2024, E&E will continue moving its brands onto a single shared platform to drive efficiencies as well as improve the time to market for launching new features and brands. In 2023, we were able to rapidly test select features on some E&E brands to benefit the whole Match Group portfolio, and we plan to continue this in 2024. Archer will continue its expansion across the U.S. through highly differentiated product and marketing. At the same time, E&E will continue to build on its success of launching select demographically focused Emerging brands.

12

Capital Allocation
Last quarter, we reiterated our intent to return at least 50% of our free cash flow (“FCF”) to shareholders via share buybacks or other means. Given the Company’s significant FCF generation and minimal capital needs, we believe that continuing to return a significant part of our FCF to shareholders will help drive long-term shareholder value.
In Q4, we repurchased $101 million of stock at an average price of $31 per share, resulting in a total of $546 million of stock repurchased in 2023, reducing our share count by 3.5% from the beginning of the year, net of shares issued under our employee stock plans. In 2023, we returned 66% of our FCF, exceeding our 50% targeted minimum.
We are funding significant investments in growth through our income statement, our net leverage levels are currently below our targets, and we don’t have any intention of acquisitions in the near term given our strategic and operational focus. As a result, we expect our capital return levels in 2024 to exceed our targeted minimum of 50%.
Consistent with this approach to capital allocation, our Board of Directors has approved a new share repurchase authorization of $1.0 billion that replaces the current authorization.

13

Financial Outlook
Q1 2024
For Q1, we expect Match Group to deliver Total Revenue of $850 to $860 million, representing Y/Y growth of 8% to 9%. For Tinder, we expect Direct Revenue to be $480 to $485 million, representing Y/Y growth of 9% to 10%, driven by continued RPP expansion, partially offset by Payer declines in part due to daily new user softness. Across our other brands, we expect Direct Revenue of $355 to $360 million, representing Y/Y growth of 7% to 8%. Within our other brands, at Hinge we expect Direct Revenue to be approximately $120 million, representing Y/Y growth of 45%.
We expect Q1 Match Group AOI to be $270 to $275 million, representing a margin of 32% at the midpoint of the ranges. We expect an approximately $30 million Y/Y increase in marketing spend, particularly at Tinder and Hinge, as the brands undertake intensive marketing efforts to correspond with peak season.

	Total Revenue	Adjusted Operating Income
Q1 2024	$850 to $860 million	$270 to $275 million
Full Year 2024
For the full year 2024, we expect Match Group to deliver Total Revenue of $3,565 to $3,665 million, representing Y/Y growth of 6% to 9%, which includes an estimated one and a half point Y/Y headwind from FX. At Tinder, we expect Direct Revenue of $2,025 to $2,075 million, representing Y/Y growth of 6% to 8%. We expect Tinder to generate this level of revenue growth primarily through optimizations while product initiatives to drive user growth take hold. We expect to see evidence that these initiatives are working in the second half of the year, including positive sequential Payer net adds by Q3 and Y/Y Payer growth by Q4.
Across our other brands we expect Direct Revenue to be $1,480 to $1,530 million, representing 6% to 10% Y/Y growth. Within our other brands, at Hinge we expect Direct Revenue of $535 million to $545 million, representing Y/Y growth of 35% to 37%. We expect Indirect Revenue to be approximately $60 million.
For the full year, we expect to deliver AOI margins of at least 36%. We currently expect to reinvest the majority of the natural operating leverage in our business into Tinder product innovation and marketing, Hinge’s continued global expansion, and AI efforts across the company, each of which we view as critical to sustaining long-term growth.
We expect FCF generation of nearly $1.1 billion, representing low 80s% conversion of AOI in 2024 and Y/Y growth of approximately 30%. We expect stock-based compensation expense of $275 to $285 million and capital expenditures of $55 to $65 million in 2024.

14

Conference Call
Match Group will audiocast a conference call to answer questions regarding its fourth quarter financial results on Wednesday, January 31, 2024 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public on Match Group’s investor relations website at https://ir.mtch.com.

15

Financial Results
Revenue and Key Drivers

	Three Months Ended December 31,
	2023	2022	Change

	(In thousands, except RPP)
Revenue
Direct Revenue:
Americas	$453,503	$406,556	12%
Europe	241,197	210,316	15%
APAC and Other	156,057	154,219	1%
Total Direct Revenue	850,757	771,091	10%
Indirect Revenue	15,471	15,062	3%
Total Revenue	$866,228	$786,153	10%

Direct Revenue
Tinder	$493,216	$444,188	11%
Hinge	116,136	77,201	50%
MG Asia	73,560	74,255	(1)%
Evergreen and Emerging	167,845	175,447	(4)%
Total Direct Revenue	$850,757	$771,091	10%

Payers
Americas	7,117	8,059	(12)%
Europe	4,459	4,451	—%
APAC and Other	3,610	3,555	2%
Total Payers	15,186	16,065	(5)%

Revenue Per Payer (“RPP”)
Americas	$21.24	$16.81	26%
Europe	$18.03	$15.75	14%
APAC and Other	$14.41	$14.46	—%
Total RPP	$18.67	$16.00	17%

16

Operating Income and Adjusted Operating Income

	Three Months Ended December 31,
	2023	2022	Change

	(In thousands)
Operating Income	$260,252	$106,633	144%
Operating Income Margin	30%	14%	16.5 points
Adjusted Operating Income	$361,596	$285,538	27%
Adjusted Operating Income Margin	42%	36%	5.4 points

Operating Costs and Expenses

	Q4 2023	% of Revenue	Q4 2022	% of Revenue	Change

	(In thousands)
Cost of revenue	$208,112	24%	$235,925	30%	(12)%
Selling and marketing expense	158,898	18%	127,335	16%	25%
General and administrative expense	108,205	12%	110,356	14%	(2)%
Product development expense	97,571	11%	80,555	10%	21%
Depreciation	19,380	2%	10,930	1%	77%
Impairments and amortization of intangibles	13,810	2%	114,419	15%	(88)%
Total operating costs and expenses	$605,976	70%	$679,520	86%	(11)%

17

Liquidity and Capital Resources
During the year ended December 31, 2023, we generated operating cash flow of $897 million and Free Cash Flow of $829 million, both of which were unfavorably impacted by the timing of a cash receipt from an app store.
During the quarter ended December 31, 2023, we repurchased 3.2 million shares of our common stock for $101.1 million on a trade date basis at an average price of $31.24. On January 30, 2024, the Board of Directors approved a new program for the repurchase of up to $1.0 billion in aggregate value of shares of Match Group stock, which replaced the existing share repurchase program.
As of December 31, 2023, we had $869 million in cash and cash equivalents and short-term investments and $3.9 billion of long-term debt, $3.5 billion of which is fixed rate debt, including $1.2 billion of Exchangeable Senior Notes. Our $750 million revolving credit facility was undrawn as of December 31, 2023. Match Group’s trailing twelve-month leverage5 as of December 31, 2023 is 3.1x on a gross basis and 2.4x on a net basis.
Income Taxes
We recorded an income tax benefit of $5 million in the fourth quarter of 2023, despite pre-tax income, primarily related to the reversal of a valuation allowance associated with foreign tax credits that we now expect to utilize. In the fourth quarter of 2022, the income tax benefit was $18 million. The 2022 tax benefit was the result of (i) a reversal of valuation allowances in certain foreign jurisdictions as we expect to be able to realize the deferred tax assets in these jurisdictions in the coming years; (ii) favorable tax audit outcomes; and (iii) a lower tax rate on U.S. income derived from foreign sources.
5 Leverage is calculated utilizing the non-GAAP measure Adjusted Operating Income as the denominator. For a reconciliation of the non-GAAP measure for each period presented, see page 25.

18

GAAP Financial Statements
Consolidated Statement of Operations

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022

	(In thousands, except per share data)
Revenue	$866,228	$786,153	$3,364,504	$3,188,843
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	208,112	235,925	954,014	959,963
Selling and marketing expense	158,898	127,335	586,262	534,517
General and administrative expense	108,205	110,356	413,609	435,868
Product development expense	97,571	80,555	384,185	333,639
Depreciation	19,380	10,930	61,807	43,594
Impairments and amortization of intangibles	13,810	114,419	47,731	366,257
Total operating costs and expenses	605,976	679,520	2,447,608	2,673,838
Operating income	260,252	106,633	916,896	515,005
Interest expense	(40,414)	(38,214)	(159,887)	(145,547)
Other income (expense), net	5,043	(402)	19,772	8,033
Earnings from continuing operations, before tax	224,881	68,017	776,781	377,491
Income tax benefit (provision)	4,799	17,605	(125,309)	(15,361)
Net earnings from continuing operations	229,680	85,622	651,472	362,130
Loss from discontinued operations, net of tax	—	(2,211)	—	(2,211)
Net earnings	229,680	83,411	651,472	359,919
Net (earnings) loss attributable to noncontrolling interests	(22)	1,164	67	2,027
Net earnings attributable to Match Group, Inc. shareholders	$229,658	$84,575	$651,539	$361,946

Net earnings per share:
Basic	$0.85	$0.31	$2.36	$1.29
Diluted	$0.81	$0.30	$2.26	$1.25
Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.85	$0.30	$2.36	$1.28
Diluted	$0.81	$0.30	$2.26	$1.24

Basic shares outstanding	270,576	279,426	275,773	282,564
Diluted shares outstanding	288,205	289,826	293,284	295,215

Stock-based compensation expense by function:
Cost of revenue	$1,423	$1,356	$5,934	$5,903
Selling and marketing expense	2,885	1,778	9,730	7,608
General and administrative expense	29,443	26,048	98,510	106,133
Product development expense	34,403	24,374	117,925	84,236
Total stock-based compensation expense	$68,154	$53,556	$232,099	$203,880

19

Consolidated Balance Sheet

	December 31, 2023	December 31, 2022

	(In thousands)
ASSETS
Cash and cash equivalents	$862,440	$572,395
Short-term investments	6,200	8,723
Accounts receivable, net	298,648	191,940
Other current assets	104,023	109,327
Total current assets	1,271,311	882,385

Property and equipment, net	194,525	176,136
Goodwill	2,342,612	2,348,366
Intangible assets, net	305,746	357,747
Deferred income taxes	259,803	276,947
Other non-current assets	133,889	141,183
TOTAL ASSETS	$4,507,886	$4,182,764

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable	$13,187	$13,699
Deferred revenue	211,282	252,718
Accrued expenses and other current liabilities	307,299	289,937
Total current liabilities	531,768	556,354

Long-term debt, net	3,842,242	3,835,726
Income taxes payable	24,860	13,282
Deferred income taxes	26,302	32,631
Other long-term liabilities	101,787	103,652

Redeemable noncontrolling interest	—	—

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	290	287
Additional paid-in capital	8,529,200	8,273,637
Retained deficit	(7,131,029)	(7,782,568)
Accumulated other comprehensive loss	(385,471)	(369,182)
Treasury stock	(1,032,538)	(482,049)
Total Match Group, Inc. shareholders’ equity	(19,548)	(359,875)
Noncontrolling interests	475	994
Total shareholders’ equity	(19,073)	(358,881)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,507,886	$4,182,764

20

Consolidated Statement of Cash Flows

	Years Ended December 31,
	2023	2022

	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net earnings	$651,472	$359,919
Add back: loss from discontinued operations, net of tax	—	2,211
Net earnings from continuing operations	651,472	362,130
Adjustments to reconcile net earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	232,099	203,880
Depreciation	61,807	43,594
Impairments and amortization of intangibles	47,731	366,257
Deferred income taxes	26,612	(29,953)
Other adjustments, net	9,932	6,998
Changes in assets and liabilities
Accounts receivable	(107,412)	(6,669)
Other assets	25,055	59,584
Accounts payable and other liabilities	(5,961)	(472,610)
Income taxes payable and receivable	(3,337)	(1,054)
Deferred revenue	(41,207)	(6,469)
Net cash provided by operating activities attributable to continuing operations	896,791	525,688
Cash flows from investing activities attributable to continuing operations:
Cash used in business combinations, net of cash acquired	(11,567)	(25,681)
Capital expenditures	(67,412)	(49,125)
Other, net	2,398	3,104
Net cash used in investing activities attributable to continuing operations	(76,581)	(71,702)
Cash flows from financing activities attributable to continuing operations:
Payments to settle exchangeable notes	—	(176,310)
Proceeds from the settlement of exchangeable note hedges	—	75,864
Payments to settle warrants related to exchangeable notes	—	(7,482)
Proceeds from issuance of common stock pursuant to stock-based awards	19,916	20,485
Withholding taxes paid on behalf of employees on net settled stock-based awards	(5,933)	(109,256)
Purchase of treasury stock	(546,198)	(482,049)
Purchase of noncontrolling interests	(1,872)	(10,554)
Other, net	19	129
Net cash used in financing activities attributable to continuing operations	(534,068)	(689,173)
Total cash provided by (used in) continuing operations	286,142	(235,187)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3,782	(7,809)
Net increase (decrease) in cash, cash equivalents, and restricted cash	289,924	(242,996)
Cash, cash equivalents, and restricted cash at beginning of period	572,516	815,512
Cash, cash equivalents, and restricted cash at end of period	$862,440	$572,516

21

Earnings Per Share
The following tables set forth the computation of the basic and diluted earnings per share attributable to Match Group shareholders:

	Three Months Ended December 31,
	2023		2022
	Basic	Diluted	Basic	Diluted

	(In thousands, except per share data)
Numerator
Net earnings from continuing operations	$229,680	$229,680	$85,622	$85,622
Net (earnings) loss attributable to noncontrolling interests	(22)	(22)	1,164	1,164
Impact from subsidiaries’ dilutive securities of continuing operations	—	(4)	—	(26)
Interest on dilutive Exchangeable Senior Notes, net of tax	—	3,171	—	967
Net earnings from continuing operations attributable to Match Group, Inc. shareholders	$229,658	$232,825	$86,786	$87,727

Net loss from discontinued operations attributable to shareholders	—	—	(2,211)	(2,211)
Net earnings attributable to Match Group, Inc. shareholders	$229,658	$232,825	$84,575	$85,516

Denominator
Weighted average basic shares outstanding	270,576	270,576	279,426	279,426
Dilutive securities	—	4,232	—	3,830
Dilutive shares from Exchangeable Senior Notes, if-converted	—	13,397	—	6,570
Denominator for earnings per share—weighted average shares	270,576	288,205	279,426	289,826

Earnings (loss) per share:
Earnings per share from continuing operations	$0.85	$0.81	$0.31	$0.30
Loss per share from discontinued operations, net of tax	$—	$—	$(0.01)	$(0.01)
Earnings per share attributable to Match Group, Inc. shareholders	$0.85	$0.81	$0.30	$0.30

22

	Years Ended December 31,
	2023		2022
	Basic	Diluted	Basic	Diluted

	(In thousands, except per share data)
Numerator
Net earnings from continuing operations	$651,472	$651,472	$362,130	$362,130
Net loss attributable to noncontrolling interests	67	67	2,027	2,027
Impact from subsidiaries’ dilutive securities of continuing operations	—	(81)	—	(222)
Interest on dilutive Exchangeable Senior Notes, net of tax	—	12,684	—	4,151
Net earnings from continuing operations attributable to Match Group, Inc. shareholders	$651,539	$664,142	$364,157	$368,086

Net loss from discontinued operations attributable to shareholders	—	—	(2,211)	(2,211)
Net earnings attributable to Match Group, Inc. shareholders	$651,539	$664,142	$361,946	$365,875

Denominator
Weighted average basic shares outstanding	275,773	275,773	282,564	282,564
Dilutive securities	—	4,114	—	5,020
Dilutive shares from Exchangeable Senior Notes, if-converted	—	13,397	—	7,631
Denominator for earnings per share—weighted average shares	275,773	293,284	282,564	295,215

Earnings (loss) per share:
Earnings per share from continuing operations	$2.36	$2.26	$1.29	$1.25
Loss per share from discontinued operations, net of tax	$—	$—	$(0.01)	$(0.01)
Earnings per share attributable to Match Group, Inc. shareholders	$2.36	$2.26	$1.28	$1.24

23

Trended Metrics

	2022				2023				Year Ended December 31,
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2022	2023

Revenue (in millions, rounding differences may occur)
Direct Revenue
Americas	$400.0	$408.7	$413.8	$406.6	$405.9	$429.9	$455.2	$453.5	$1,629.1	$1,744.6
Europe	215.3	208.5	214.8	210.3	212.5	227.7	252.0	241.2	848.9	933.4
APAC and Other	168.5	163.0	166.6	154.2	156.0	158.5	159.6	156.1	652.3	630.1
Total Direct Revenue	783.8	780.2	795.1	771.1	774.4	816.1	866.8	850.8	3,130.2	3,308.1
Indirect Revenue	14.8	14.4	14.4	15.1	12.7	13.4	14.8	15.5	58.6	56.4
Total Revenue	$798.6	$794.5	$809.5	$786.2	$787.1	$829.6	$881.6	$866.2	$3,188.8	$3,364.5

Direct Revenue (in millions, rounding differences may occur)
Tinder	$441.0	$449.1	$460.2	$444.2	$441.1	$474.7	$508.5	$493.2	$1,794.5	$1,917.6
Hinge	65.0	67.1	74.4	77.2	82.8	90.3	107.3	116.1	283.7	396.5
MG Asia	87.2	79.6	80.6	74.3	75.7	76.6	76.8	73.6	321.7	302.6
Evergreen & Emerging	190.7	184.3	180.0	175.4	174.9	174.5	174.2	167.8	730.4	691.4
Total Direct Revenue	$783.8	$780.2	$795.1	$771.1	$774.4	$816.1	$866.8	$850.8	$3,130.2	$3,308.1

Payers (in thousands)
Americas	8,159	8,225	8,233	8,059	7,989	7,717	7,494	7,117	8,169	7,579
Europe	4,732	4,564	4,648	4,451	4,397	4,417	4,573	4,459	4,599	4,462
APAC and Other	3,443	3,606	3,667	3,555	3,488	3,496	3,645	3,610	3,568	3,561
Total Payers	16,334	16,395	16,548	16,065	15,874	15,630	15,712	15,186	16,336	15,602

RPP
Americas	$16.34	$16.56	$16.75	$16.81	$16.94	$18.57	$20.25	$21.24	$16.62	$19.18
Europe	$15.17	$15.23	$15.40	$15.75	$16.11	$17.18	$18.37	$18.03	$15.38	$17.43
APAC and Other	$16.32	$15.06	$15.14	$14.46	$14.91	$15.11	$14.60	$14.41	$15.24	$14.75
Total RPP	$16.00	$15.86	$16.02	$16.00	$16.26	$17.41	$18.39	$18.67	$15.97	$17.67

24

Reconciliations of GAAP to Non-GAAP Measures
Reconciliation of Net Earnings to Adjusted Operating Income

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022

	(Dollars in thousands)
Net earnings attributable to Match Group, Inc. shareholders	$229,658	$84,575	$651,539	$361,946
Add back:
Net earnings (loss) attributable to noncontrolling interests	22	(1,164)	(67)	(2,027)
Loss from discontinued operations, net of tax	—	2,211	—	2,211
Income tax (benefit) provision	(4,799)	(17,605)	125,309	15,361
Other (income) expense, net	(5,043)	402	(19,772)	(8,033)
Interest expense	40,414	38,214	159,887	145,547
Operating income	260,252	106,633	916,896	515,005
Stock-based compensation expense	68,154	53,556	232,099	203,880
Depreciation	19,380	10,930	61,807	43,594
Impairments and amortization of intangibles	13,810	114,419	47,731	366,257
Adjusted Operating Income	$361,596	$285,538	$1,258,533	$1,128,736

Revenue	$866,228	$786,153	$3,364,504	$3,188,843
Operating income margin	30%	14%	27%	16%
Adjusted Operating Income margin	42%	36%	37%	35%

	For the Years Ended December 31,
	2019	2020	2021

	(Dollars in thousands)
Net earnings attributable to Match Group, Inc. shareholders	$453,838	$162,329	$277,723
Add back:
Net earnings (loss) attributable to noncontrolling interests	112,689	59,280	(1,169)
(Earnings) loss from discontinued operations, net of tax	(49,187)	366,070	(509)
Income tax provision (benefit)	15,080	43,273	(19,897)
Other expense (income), net	2,026	(15,861)	465,038
Interest expense	111,008	130,624	130,493
Operating income	645,454	745,715	851,679
Stock-based compensation expense	89,724	102,268	146,816
Depreciation	34,355	41,271	41,402
Impairments and amortization of intangibles	8,727	7,525	28,559
Adjusted Operating Income	$778,260	$896,779	$1,068,456

Revenue	$2,051,258	$2,391,269	$2,983,277
Operating income margin	31%	31%	29%
Adjusted Operating Income margin	38%	38%	36%

25

Reconciliation of Operating Cash Flow to Free Cash Flow

	Years Ended December 31,
	2023	2022

	(In thousands)
Net cash provided by operating activities	$896,791	$525,688
Capital expenditures	(67,412)	(49,125)
Free Cash Flow	$829,379	$476,563
Reconciliation of Forecasted Operating Cash Flow to Free Cash Flow

Year Ended December 31, 2024
(In millions)
Net cash provided by operating activities	$1,105 to $1,165
Capital expenditures	(55 to 65)
Free Cash Flow	$1,050 to $1,100
Reconciliation of Forecasted Operating Income to Adjusted Operating Income

Three Months Ended March 31, 2024
(In millions)
Operating Income	$175 to $180
Stock-based compensation expense	65
Depreciation and amortization of intangibles	30
Adjusted Operating Income	$270 to $275

26

Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects

	Three Months Ended December 31,				Years Ended December 31,
	2023	$ Change	% Change	2022	2023	$ Change	% Change	2022

	(Dollars in millions, rounding differences may occur)
Revenue, as reported	$866.2	$80.1	10%	$786.2	$3,364.5	$175.7	6%	$3,188.8
Foreign exchange effects	1.7				48.5
Revenue, excluding foreign exchange effects	$867.9	$81.8	10%	$786.2	$3,413.0	$224.2	7%	$3,188.8

Total Direct Revenue, as reported	$850.8	$79.7	10%	$771.1	$3,308.1	$177.9	6%	$3,130.2
Foreign exchange effects	1.8				48.4
Total Direct Revenue, excluding foreign exchange effects	$852.6	$81.5	11%	$771.1	$3,356.5	$226.3	7%	$3,130.2

Americas Direct Revenue, as reported	$453.5	$46.9	12%	$406.6	$1,744.6	$115.5	7%	$1,629.1
Foreign exchange effects	3.5				13.7
Americas Direct Revenue, excluding foreign exchange effects	$457.0	$50.4	12%	$406.6	$1,758.3	$129.2	8%	$1,629.1

Europe Direct Revenue, as reported	$241.2	$30.9	15%	$210.3	$933.4	$84.5	10%	$848.9
Foreign exchange effects	(12.1)				(17.6)
Europe Direct Revenue, excluding foreign exchange effects	$229.1	$18.8	9%	$210.3	$915.8	$66.9	8%	$848.9

APAC and Other Direct Revenue, as reported	$156.1	$1.8	1%	$154.2	$630.1	$(22.1)	(3)%	$652.3
Foreign exchange effects	10.4				52.3
APAC and Other Direct Revenue, excluding foreign exchange effects	$166.4	$12.2	8%	$154.2	$682.4	$30.2	5%	$652.3

Tinder Direct Revenue, as reported	$493.2	$49.0	11%	$444.2	$1,917.6	$123.2	7%	$1,794.5
Foreign exchange effects	(1.1)				22.2
Tinder Direct Revenue, excluding foreign exchange effects	$492.1	$47.9	11%	$444.2	$1,939.8	$145.3	8%	$1,794.5

Hinge Direct Revenue, as reported	$116.1	$38.9	50%	$77.2	$396.5	$112.8	40%	$283.7
Foreign exchange effects	(0.7)				0.8
Hinge Direct Revenue, excluding foreign exchange effects	$115.4	$38.2	49%	$77.2	$397.3	$113.6	40%	$283.7

MG Asia Direct Revenue, as reported	$73.6	$(0.7)	(1)%	$74.3	$302.6	$(19.1)	(6)%	$321.7
Foreign exchange effects	5.1				24.8
MG Asia Direct Revenue, excluding foreign exchange effects	$78.7	$4.4	6%	$74.3	$327.3	$5.6	2%	$321.7

E&E Direct Revenue, as reported	$167.8	$(7.6)	(4)%	$175.4	$691.4	$(38.9)	(5)%	$730.4
Foreign exchange effects	(1.5)				0.6
E&E Direct Revenue, excluding foreign exchange effects	$166.4	$(9.1)	(5)%	$175.4	$692.0	$(38.3)	(5)%	$730.4

27

Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects (Revenue Per Payer)

	Three Months Ended December 31,				Years Ended December 31,
	2023	$ Change	% Change	2022	2023	$ Change	% Change	2022

RPP, as reported	$18.67	$2.67	17%	$16.00	$17.67	$1.70	11%	$15.97
Foreign exchange effects	0.04				0.26
RPP, excluding foreign exchange effects	$18.71	$2.71	17%	$16.00	$17.93	$1.96	12%	$15.97

Americas RPP, as reported	$21.24	$4.43	26%	$16.81	$19.18	$2.56	15%	$16.62
Foreign exchange effects	0.16				0.15
Americas RPP, excluding foreign exchange effects	$21.40	$4.59	27%	$16.81	$19.33	$2.71	16%	$16.62

Europe RPP, as reported	$18.03	$2.28	14%	$15.75	$17.43	$2.05	13%	$15.38
Foreign exchange effects	(0.90)				(0.33)
Europe RPP, excluding foreign exchange effects	$17.13	$1.38	9%	$15.75	$17.10	$1.72	11%	$15.38

APAC and Other RPP, as reported	$14.41	$(0.05)	—%	$14.46	$14.75	$(0.49)	(3)%	$15.24
Foreign exchange effects	0.96				1.22
APAC and Other RPP, excluding foreign exchange effects	$15.37	$0.91	6%	$14.46	$15.97	$0.73	5%	$15.24

28

Dilutive Securities
Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

	Average Exercise Price	1/26/2024
Share Price		$37.96
Absolute Shares		268.9

Equity Awards
Options	$18.58	1.5
RSUs and subsidiary denominated equity awards		10.2
Total Dilution - Equity Awards		11.7
Outstanding Warrants
Warrants expiring on September 15, 2026 (6.6 million outstanding)	$134.76	—
Warrants expiring on April 15, 2030 (6.8 million outstanding)	$134.82	—
Total Dilution - Outstanding Warrants		—

Total Dilution		11.7
% Dilution		4.2%
Total Diluted Shares Outstanding		280.6
______________________
The dilutive securities presentation above is calculated using the methods and assumptions described below; these are different from GAAP dilution, which is calculated based on the treasury stock method.
Options — The table above assumes the option exercise price is used to repurchase Match Group shares.
RSUs and subsidiary denominated equity awards — The table above assumes RSUs are fully dilutive. All performance-based and market-based awards reflect the expected shares that will vest based on current performance or market estimates. The table assumes no change in the fair value estimate of the subsidiary denominated equity awards from the values used for GAAP purposes at December 31, 2023.
Exchangeable Senior Notes — The Company has two series of Exchangeable Senior Notes outstanding. In the event of an exchange, each series of Exchangeable Senior Notes can be settled in cash, shares, or a combination of cash and shares. At the time of each Exchangeable Senior Notes issuance, the Company purchased call options with a strike price equal to the exchange price of each series of Exchangeable Senior Notes (“Note Hedge”), which can be used to offset the dilution of each series of the Exchangeable Senior Notes. No dilution is reflected in the table above for any of the Exchangeable Senior Notes because it is the Company’s intention to settle the Exchangeable Senior Notes with cash equal to the face amount of the notes; any shares issued would be offset by shares received upon exercise of the Note Hedge.
Warrants — At the time of the issuance of each series of Exchangeable Senior Notes, the Company also sold warrants for the number of shares with the strike prices reflected in the table above. The cash generated from the exercise of the warrants is assumed to be used to repurchase Match Group shares and the resulting net dilution, if any, is reflected in the table above.

29

Non-GAAP Financial Measures
Match Group reports Adjusted Operating Income, Adjusted Operating Income Margin, Free Cash Flow, and Revenue Excluding Foreign Exchange Effects, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted Operating Income, Adjusted Operating Income Margin, and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing the performance of our business without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which we describe below. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted Operating Income is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, as applicable. We believe Adjusted Operating Income is useful to analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted Operating Income measure because they are non-cash in nature. Adjusted Operating Income has certain limitations because it excludes certain expenses.
Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by revenues. We believe Adjusted Operating Income Margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted Operating Income margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metric is Adjusted Operating Income.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other currencies, and unfavorably impacted as the U.S. dollar strengthens relative to other currencies. We believe the presentation of revenue excluding foreign exchange effects in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.

30

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent stock-based awards are settled on a net basis, we remit the required tax-withholding amounts from our current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to (i) acquired indefinite-lived intangible assets, which consist of trade names and trademarks, and (ii) goodwill, which are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Additional Definitions
Americas includes North America, Central America, South America, and the Caribbean islands.
Europe includes continental Europe, the British Isles, Iceland, Greenland, and Russia (ceased operations in June 2023), but excludes Turkey (which is included in APAC and Other).
APAC and Other includes Asia, Australia, the Pacific islands, the Middle East, and Africa.
Match Group Asia (“MG Asia”) consists of the brands primarily focused on Asia including Pairs and Azar.
Evergreen & Emerging (“E&E”) consists primarily of the brands Match, Meetic, OkCupid, Plenty of Fish, and BLK.
Direct Revenue is revenue that is received directly from end users of our services and includes both subscription and à la carte revenue.
Indirect Revenue is revenue that is not received directly from end users of our services, substantially all of which is advertising revenue.
Payers are unique users at a brand level in a given month from whom we earned Direct Revenue. When presented as a quarter-to-date or year-to-date value, Payers represents the average of the monthly values for the respective period presented. At a consolidated level, duplicate Payers may exist when we earn revenue from the same individual at multiple brands in a given month, as we are unable to identify unique individuals across brands in the Match Group portfolio.
Revenue Per Payer (“RPP”) is the average monthly revenue earned from a Payer and is Direct Revenue for a period divided by the Payers in the period, further divided by the number of months in the period.
Leverage on a gross basis is calculated as principal debt balance divided by Adjusted Operating Income for the period referenced.
Leverage on a net basis is calculated as principal debt balance less cash and cash equivalents and short-term investments divided by Adjusted Operating Income for the period referenced.

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Other Information
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This letter and our conference call, which will be held at 8:30 a.m. Eastern Time on January 31, 2024, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are “forward looking statements.” The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: our ability to maintain or grow the size of our user base, competition, the limited operating history of some of our brands, our ability to attract users to our services through cost-effective marketing and related efforts, our ability to distribute our services through third parties and offset related fees, risks relating to our use of artificial intelligence, foreign currency exchange rate fluctuations, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions, damage to our brands' reputations as a result of inappropriate actions by users of our services, uncertainties related to the tax treatment of our separation from IAC, uncertainties related to the acquisition of Hyperconnect, including, among other things, the expected benefits of the transaction and the impact of the transaction on the businesses of Match Group, and macroeconomic conditions. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this letter. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of digital technologies designed to help people make meaningful connections. Our global portfolio of brands includes Tinder®, Hinge®, Match®, Meetic®, OkCupid®, Pairs™, PlentyOfFish®, Azar®, BLK®, and more, each built to increase our users’ likelihood of connecting with others. Through our trusted brands, we provide tailored services to meet the varying preferences of our users. Our services are available in over 40 languages to our users all over the world.
Contact Us

Tanny Shelburne Match Group Investor Relations ir@match.com	Justine Sacco Match Group Corporate Communications matchgroupPR@match.com

Match Group 8750 North Central Expressway, Suite 1400, Dallas, TX 75231, (214) 576-9352 https://mtch.com

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